Our Ref No. WBG/12/0780

12 June 2012

Timesway Group Limited
Sea Meadow House,
Blackburne Highway,
(P.O. Box 116),
Road Town,
Tortola,
British Virgin Islands.

Attention: Mr. Hugh Wang

Dear Sirs,

FACILITY LETTER

CITIC Bank International Limited (the "**Bank**") is pleased to inform you that we agree to make available to you the following banking facility (the "**Facility**") on the following terms and conditions.

A. BORROWER:

Timesway Group Limited

B. THE FACILITY:

Term loan facility of up to the aggregate principal amount of USD8,400,000.00.

C. FACILITY CONDITIONS:

1. Term Loan

Purpose: For buy back the public shares of Pansoft Company Limited ("Pansoft") listed in NASDAQ.

Availability Period: Subject to the satisfaction to the conditions precedent as set out in section D and availability of funds, the Facility will be made available to the Borrower from the date of this letter and ending on the earlier of (a) the date falling 3 months after and corresponding to the date of this letter and (b) the date on which the Facility is fully drawn or cancelled under the provision of this letter.

Drawdown: Advance shall be drawn down in one lump sum. Written drawdown notice shall be delivered to the Bank not less than 3 business days prior to the drawdown.

Drawdown Conditions:

- The Borrower shall provide the Bank with the following documentary evidence on the date of drawdown:-

  (i) an Agreement and Plan of Merger for the privatization of Pansoft signed on 16 May 2012;

(ii) the said privatization as approved by the board of Pansoft;

(iii) the said privatization as approved by the shareholders of Pansoft.

- Loan proceeds shall only be deposited into an account with a commercial bank or a trust company for the purpose of Exchange Fund as mentioned in the Agreement and Plan of Merger and/or directly into payees' bank accounts for legal and other professional services provided in relation to the privatization up to 17% of loan proceeds with copies of supporting documents submitted to the Bank upon satisfaction of above items (i), (ii) and (iii).

- Loan proceeds shall only be credited into an account maintained with the Bank upon satisfaction of above items (i) and (ii). Funds could be transferred to an account (as mentioned above) upon satisfaction of above item (iii).

- The Borrower undertakes that the loan proceeds will not be repatriated back into the People's Republic of China.

- The Borrower shall provide the Bank with the following documentary evidence within 3 months from the date of drawdown:-

  (a) British Virgin Islands Plan of Merger was filed with the Registry; and

  (b) the said privatization complied with the rule and regulations of the NASDAQ Capital Market; and Pansoft responded to the comment(s) from Securities and Exchange Commission (if any).

Breakage Costs: If for any reason the Facility is not drawn down by the Borrower after a drawdown notice has been served, the Borrower will pay to the Bank such amount as the Bank may certify (such certification to be conclusive) as necessary to compensate it for any loss or expense incurred in liquidating or redeploying funds arranged for the purpose of the drawing or otherwise as a consequence of the drawdown not having been made in accordance with the drawdown notice.

Final Maturity Date: 6 months from the date of drawdown or 14 days before the expiry date of Standby Letter of Credit, whichever is earlier.

Interest Rate: Interest shall accrue from day to day and be calculated on the basis of the actual number of days elapsed in a year of 360 days (including the first day of the period during which it accrues but excluding the last) at the rate per annum (as absolutely determined by the Bank) equal to the sum of (a) 2.7% and (b) LIBOR.

Repayment:

Payment of Principal: Principal shall be repayable on the Final Maturity Date.

Payment of Interest: Interest accrued during an interest period shall be payable in arrears by the Borrower on the last day of that interest period.

Interest Period: Interest accrued and calculated as aforesaid shall be payable by the Borrower on each advance under the Facility by reference to successive interest periods. Each interest period shall be of one month's, two or three months' duration commencing on the last day of the immediately preceding interest period, except that:

(a) the first interest period for the advance under the Facility shall commence from the date of advance;

(b) if the last day of any interest period shall fall on a non-business day, it shall fall on the next business day unless it would fall in the next calendar month in which case it shall fall on the preceding business day;

(c) if the last day of any interest period shall fall on a day for which there is no corresponding day in the calendar month in which such date is due to fall, such date shall fall instead on the last business day of the calendar month in which such date is due to fall;

(d) if the length of any interest period shall result in the interest payment date falling after the Final Maturity Date, the length of such interest period shall be adjusted to end on the Final Maturity Date.

In any event, any remaining balance of principal together with all accrued interest and other monies payable by the Borrower under the Facility shall be repaid on the Final Maturity Date.

2. **Fee:**

Upfront Fee: Upfront Fee of USD42,000.00 is payable to the Bank by the Borrower on the earlier of the date of drawdown or 7 days from the date of this letter.

Commitment Fee: The Borrower shall pay to the Bank for the account of the Bank a commitment fee calculated at the rate of 0.5% per annum on the daily undrawn balance of the Facility. Such commitment fee shall accrue from day to day with effect from the date of this letter and shall be calculated on the basis of a year of 360 days for the actual number of the days elapsed and be payable in arrears quarterly.

D. SECURITY AND CONDITIONS PRECEDENT

The following documents, items and evidence (both in the form and substance satisfactory to the Bank) shall be delivered to the Bank prior to submitting any drawdown notice to the Bank:-

1. This letter duly signed by the Borrower.

2. A Notice of Appointment of Process Agent duly signed by the Borrower.

3. An Acknowledgement and Acceptance of Appointment as Agent for Service of Process for the Borrower from the process agent.

4. RMB Standby Letter of Credit for an equivalent amount of not less than 105% of the principal of advance issued by China CITIC Bank Corporation Limited Limited or other banks acceptable to the Bank in favour of the Bank in form and substance acceptable to the Bank.

05-10 P1403
中信銀行國際有限公司
CITIC BANK INTERNATIONAL LIMITED
香港德輔道中232號嘉華銀行中心
傳真：(852) 3603 4000 · 電話：(852) 3603 6633
232 Des Voeux Road Central, Hong Kong · Telex: HX 74636 · SWIFT: KWHKHKHH
Fax (852) 3603 4000 · Tel: (852) 3603 6633 · www.citicbankintl.com
中信銀行集團成員
A member of China CITIC Bank Group

5. Original/certified copies of all necessary consents, approvals and other authorisations (including board resolutions/shareholders resolutions, if applicable) in connection with this letter.

6. Certificate of good standing in respect of the Borrower. If the document is submitted in copy, certified as true and complete copy by a solicitor or a certified public accountant is required.

7. Certified true copy of the identity documents of the authorized signatory(ies) of the Borrower.

8. A legal opinion issued by the lawyers in British Virgin Islands (in the form and substance acceptable to the Bank) on the validity and enforceability of this letter signed by Borrower.

9. Such other documents, items or evidence that the Bank may require from time to time.

E. UNDERTAKINGS

1. The Borrower covenants and undertakes with the Bank that for so long as any sum remains owing under this letter or the Facility, the Borrower shall, unless the Bank otherwise agrees in writing:-

   (a) itself maintain corporate existence and conduct its business in proper and efficient manner and to comply with all laws, regulations, authorisations, agreements and obligations applicable to it and pay all taxes imposed on it when due;

   (b) maintain in full force and effect all authorisations required from any governmental or other authority for or in connection with the execution, validity and performance of this letter and the relevant security documents to which it is a party;

   (c) itself maintain insurance with financially sound and reputable insurers with respect to its material assets of an insurable nature against such risks and in such amounts as are normally maintained by persons carrying on the same or similar kind of business;

   (d) notify the Bank in writing as soon as it becomes aware of the same of any occurrence which might materially adversely affect its ability to perform its obligations under this letter and, without prejudice to the generality of the foregoing, notify the Bank of any event of default as set out in section F below (each, an **"Event of Default"**) or of any event which might constitute an Event of Default;

   (e) forthwith notify the Bank in writing of any material litigation, arbitration or administrative proceedings which are brought against the Borrower, or which, to its knowledge, are so threatened;

   (f) not enter into any arrangement, agreement or obligation which might materially and adversely affect its financial or other conditions;

   (f) not merge or consolidate with any other entity or take any step with a view to dissolution, liquidation or winding-up;

(h) the utilization of the Facility or use of proceeds drawn under this letter including the flow of loan proceeds do not and will not conflict with any law or regulation applicable to the Borrower (including without limitation those in force in the Mainland). The above representation and declaration is deemed to be made by the Borrower by reference to the facts then existing during the period where the facilities or any part thereof remain outstanding.

F. <u>EVENT OF DEFAULT</u>

1. Each of the following events shall be an Event of Default:-

(a) **Non-Payment:** if the Borrower fails to pay any sum payable to the Bank when due or otherwise in accordance with the provisions thereof;

(b) **Breach of Obligations:** if the Borrower fails duly and punctually to perform or comply with any of its obligations, covenants and undertakings under this letter, the guarantee or the relevant security document to which it is a party and, in respect only of a failure which is capable of remedy (in the opinion of the Bank), does not remedy such failure to the Bank's satisfaction within 14 days (or such longer period as the Bank may approve) after receipt of written notice from the Bank requiring it to do so;

(c) **Breach of Representation:** if any representation, warranty, covenants, undertakings or statement made or repeated by the Borrower, in or in connection with the Facility, this letter or any security document or in any certificate, statement, instrument or document delivered thereunder is or proves to be incorrect or misleading in any respect when made or deemed to be repeated;

(d) **Cross Default:** if any indebtedness of the Borrower is not paid when due or becomes due and payable or capable of being declared due and payable before its stated maturity by reason of a default or event of default, however described, or if any encumbrance over any assets of the Borrower in respect of such indebtedness or obligation is or becomes enforceable;

(e) **Litigation:** if any litigation, arbitration or administration proceedings is current, pending or threatened against the Borrower, which proceedings alone or together with any such proceedings the Bank considers to have or likely to have a material adverse effect on the relevant party;

(f) **Enforcement Proceedings:** if a creditor takes possession of all or any part of the business or assets of the Borrower or any execution or other legal process is enforced or sued out against any asset of the Borrower, and is not discharged withdrawn or discontinued within 30 days;

(g) **Dissolution:** if a petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed for the winding up, liquidation, reorganization, dissolution or bankruptcy of the Borrower (other than solvent reorganisation on terms approved by the Bank) or for the appointment of a liquidator, receiver, official administrator, trustee or similar officer of the Borrower or of all or any part of its business or assets;

中信銀行國際有限公司
CITIC BANK INTERNATIONAL LIMITED
香港德輔道中232號嘉華銀行中心
傳真：(852) 3603 4000 · 電話：(852) 3603 6633
232 Des Voeux Road Central, Hong Kong · Telex: HX 74636 · SWIFT: "KWHKHKHH"
Fax: (852) 3603 4000 · Tel: (852) 3603 6633 · www.citicbankintl.com
中信銀行集團成員
A member of China CITIC Bank Group

(h) **Insolvency:** if the Borrower becomes insolvent or stops or suspends or threatens to stop or suspend payments of all or a material part of its debts to or is unable or admits its inability to pay its debts as they fall due or begins negotiation or takes any proceeding or other step with a view to readjustment, rescheduling or deferral of all or any part of its indebtedness which it would otherwise be unable to pay when due or proposes or makes a general assignment or arrangement or composition with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of the indebtedness of such party;

(i) **Cessation of Business:** if the Borrower ceases or threatens to cease to carry on its business or any substantial part thereof or changes or threatens to change the nature or scope of its business or disposes of or threatens to dispose of all or any substantial part of its business or assets;

(j) **Analogous Events:** if anything analogous to or having a substantially similar effect to any of the events specified in this section F shall occur under the laws of any applicable jurisdiction;

(k) **Unlawfulness:** if the whole or any part of this letter, guarantee or other security documents executed by the Borrower is rescinded, repudiated, cancelled or otherwise ceases for any reason (including compulsion of law) to be in full force and effect or is terminated or becomes invalid or unenforceable or if there is any purported termination of the same or it becomes impossible or unlawful for the Borrower to perform any of its obligations thereunder or for the Bank to exercise all or any of its rights, powers and remedies under this letter;

(l) **Nationalisation:** if all or a material part of all or a material part of the assets of the Borrower is seized, expropriated or re-entered or resumed or subject to any compulsory acquisition or requisition for use (whether subject to, compensation or not);

(m) **Authorisation:** if any authorisation in relation to the continuing of business by the Borrower is not granted or cease to be in full force and effect or is modified in a manner which, in the opinion of the Bank, might materially and adversely affect the business or financial condition of such party or its ability to perform its obligations under this letter, guarantee or security documents, or if any law, regulation, judgement or order purports to suspend, vary, terminate or exercise the performance by the Borrower of any of its obligations under this letter;

(n) **Material Adverse Change:** if any event or circumstances arise which the Bank considers to give reasonable grounds for believing that a material adverse effect has occurred in the financial condition or business of the Borrower taken as a whole.

2. Acceleration

At any time after the occurrence of an event of default as set out above and whether or not any event of default is continuing, the Bank may by written notice to the Borrower:-

(a) declare the Facility to be cancelled whereupon the same shall be so cancelled forthwith; and/or

(b) declare all principal and interest under the Facility and all other sums payable by the Borrower to the Bank to be immediately due and payable, whereupon it shall become so due and payable without further demand, notice or other legal formality of any kind.

G. OTHER TERMS AND CONDITIONS

1. This letter stipulates the terms and conditions applicable to the Facility. Each application made by the Borrower to use any of the Facility in whole or in part shall be a request by it to the Bank to extend financing on the terms and conditions set out or referred to in this letter.

2. The Bank has the right at any time to require additional security for all or any sums actually or contingently owing to it under the Facility.

3. The Bank's Standard Terms for Banking Facilities (2007 Edition) attached and/or referred to this letter forms an integral part of this letter and the Borrower agrees to observe and be bound in by the Bank's Standard Terms for Banking Facilities. Clause 3 of the Bank's Standard Terms for Banking Facilities (2007 Edition) shall not be applicable to the Facility granted pursuant to this letter.

4. Please note that Section 83 of the Banking Ordinance has imposed on the Bank certain limitations on advance to persons related to its directors and employees. In signing this letter, the Borrower confirms to the Bank that it is not in any way related to the Bank's directors or employees within the meaning of Section 83. The Borrower undertakes to advise the Bank promptly in writing if it becomes so related subsequent to the signing of this letter.

5. This letter shall be governed by and construed in accordance with the laws of Hong Kong Special Administrative Region.

Please confirm your agreement to the terms and conditions of this letter (incorporating the Bank's Standard Terms for Banking Facilities (2007 Edition) attached and/or referred to this letter) by signing and returning to us the duplicate of this letter to Ms. Wisely Wang of our China Corporates at 80th Floor, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong by **3 July 2012**.

Should you have any queries on the completion of the required documents, please do feel free to contact our Mr. Billy Wong at 3603 2045. For queries on banking arrangements, please contact our Ms. Wisely Wang at 3603 6134 or Mr. Matcheel Cheung at 3603 6219 at any time.

Yours faithfully,
For and on behalf of
CITIC Bank International Limited

Frankie Lam
Head of Loan Documentation
Operations

For and on behalf of
CITIC Bank International Limited

Matcheel Cheung
Senior Vice President
China Corporates

FL/bw/ac

中信銀行國際有限公司
CITIC BANK INTERNATIONAL LIMITED
香港德輔道中232號嘉華銀行中心
傳真：(852) 3603 4000 · 電話：(852) 3603 6633
232 Des Voeux Road Central, Hong Kong · Telex: HX 74636 · SWIFT: KWHKHKHH
Fax: (852) 3603 4000 · Tel: (852) 3603 6633 · www.citicbankintl.com
中信銀行集團成員
A member of China CITIC Bank Group

中信銀行國際
CITIC BANK INTERNATIONAL

Our Ref No. : WBG/12/0780
Borrower : Timesway Group Limited

We agree to and accept all the terms and conditions set out above and the Bank's Standard Terms for Banking Facilities (2007 Edition) attached and/or referred to above, which we have read and understood.

For and on behalf of
Timesway Group Limited

Date: 12 June 2012.

中信銀行國際有限公司
CITIC BANK INTERNATIONAL LIMITED
香港德輔道中232號嘉華銀行中心
傳真：(852) 3603 4000 · 電話：(852) 3603 6633
232 Des Voeux Road Central, Hong Kong. Telex: HX 74636 · SWIFT: KWHKHKHH
Fax: (852) 3603 4000 · Tel: (852) 3603 6633 · www.citicbankintl.com

中信銀行集團成員
A member of China CITIC Bank Group